Exhibit 99.1

Cornerstone Healthcare Plus REIT
Acquires Ohio Assisted Living/Memory Care Facility For $17.5 Million

(Irvine, CA) December 29, 2010 - Cornerstone Real Estate Funds, and its strategic alliance partner and sub-advisor Servant Healthcare Investments, announced that the Cornerstone Healthcare Plus REIT has acquired Carriage Court of Hilliard – a 70,000 square foot assisted living and memory care facility located in Hilliard, OH.  The $17.5 million property has a total of 102 units of which 64 are dedicated to assisted living and 38 are focused on memory care.

This transaction marks the second property acquisition between Cornerstone Healthcare Plus REIT and Good Neighbor Care – the manager and operator of the facility. Cornerstone Healthcare Plus REIT acquired an $8.5 million assisted living facility in Chattanooga, TN from Good Neighbor Care several months ago.

Terry Roussel, President and CEO of the Cornerstone Healthcare Plus REIT noted, “being able to partner with the best operators and care providers is critical to success when investing in senior living real estate.  I’m encouraged that this transaction, as well as our other transaction with Good Neighbor Care, is simply the start of a relationship that will continue well into the future and provide considerable value to the Cornerstone Healthcare Plus REIT and its shareholders.”

Cornerstone Healthcare Plus REIT has expanded into three new states (Colorado, Ohio and Pennsylvania) in the month of December alone. This brings the total number of states represented in the Cornerstone Healthcare Plus portfolio to eight. The advisor, Cornerstone Real Estate Funds has been helping individuals and institutions invest in real estate for more than 20 years. Today, Cornerstone offers a variety of public and private real estate offerings for individuals and institutions. For more information, please visit www.CREfunds.com.

Contact Information:
Chris Marr
Cornerstone Real Estate Funds
949-812-4418

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve risk and uncertainties which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, changes in interest rates, lease-up risks, lack of financing availability and lack of capital proceeds.

Cornerstone Real Estate Funds is the brand/logo associated with Cornerstone Ventures, Inc. (CVI). CVI is the sponsor and advisor of real estate investment funds that are distributed by Pacific Cornerstone Capital, Inc.  Servant Investments and Servant Healthcare Investments are real estate companies that act as sub-advisors to certain real estate offerings sponsored by CVI. CVI has no affiliation with the facilities mentioned above.  Securities are offered through Pacific Cornerstone Capital, Inc. Member FINRA and SIPC.                                                                                                   CL0215_08/2010